EXHIBIT 10.2

Assignment, Assumption And First Amendment To Office Lease Agreement	12/31/2012

THIS ASSIGNMENT, ASSUMPTION AND FIRST AMENDMENT TO OFFICE LEASE AGREEMENT ("Amendment") is executed effective as of December 31, 2012 (the "Effective Date"), between FSP GALLERIA NORTH LIMITED PARTNERSHIP, a Texas limited partnership ("Landlord"), and DEALERTRACK, INC., a Delaware corporation ("Original Tenant") and DEALERTRACK TECHNOLOGIES, INC., Delaware corporation (“New Tenant”).

W I T N E S S E T H:

A. Landlord and Original Tenant have heretofore entered into that certain Office Lease Agreement (the "Original Lease"), dated February 16, 2012 covering certain space (the "Original Premises") in the Building (as defined in the Lease) known as Galleria North Tower I, 13737 Noel Road, Dallas, Texas 75240.

B. To induce Landlord to enter into this Amendment, Original Tenant has agreed to assign all of its interest as “Tenant” under the Original Lease to New Tenant, its parent, and New Tenant has agreed to accept such assignment and assume all of the obligations of Original Tenant under the Lease.

C. Upon such assignment and assumption Landlord and New Tenant desire to amend the Original Lease subject to and upon the terms and conditions hereof. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meaning given them in the Original Lease, as modified by this Amendment.

D. The Original Lease, as modified by this Amendment, is hereinafter referred to as the "Lease."

NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual covenants and agreements set forth herein below, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed by each of the parties hereto, the undersigned Landlord, Original Tenant and New Tenant do hereby covenant and agree as follows:

1. Assignment and Assumption. Original Tenant does hereby assign, sell, set over and convey unto New Tenant all of the Original Tenant’s right, title and interest in and to the Original Lease effective as of the date of this Amendment. New Tenant hereby does hereby accept such assignment and assumes all of the obligations of “Tenant” under the Original Lease however and whenever arising thereunder. All references in this Amendment hereafter to “Tenant” will mean “New Tenant” except where otherwise stated.

2. Addition of Expansion Space. Landlord and Tenant have agreed to expand the Premises to include all of the Rentable Area on the fifth floor and the sixth floor of the Building, each floor containing 24,907 square feet of Rentable Area for a total of 49,814 square feet of Rentable Area, and shown on Exhibit "B-1" hereto (collectively, the "Expansion Space"). All references in the Lease to the "Premises," including the definition in Section 1 of the Lease, shall include the Expansion Space; (ii) all references in the Lease to the "Rentable Area of the Premises," including the definition set forth in Section 1 of the Lease, shall mean 108,966 square feet of Rentable Area; (iii) Exhibit "B" attached to the Original Lease is further modified by the addition of the floor plan shown on Exhibit "B-1" hereto; and (iv) except as specifically modified by the terms of this Amendment, the terms and provisions of the Original Lease shall apply to the Expansion Space and Tenant's use and occupancy thereof.

3. Grant. Landlord hereby leases and demises to Tenant, and Tenant hereby leases from Landlord, the Expansion Space, all upon and subject to the terms and conditions of the Lease. The term of the Lease applicable to the Expansion Space is the same as the Lease Term and the expiration, extension or earlier termination of the Lease shall apply to all of the Premises, including the Expansion Space.

4. Adjustment in Base Rental. From and after the Expansion Commencement Date (as defined below), in addition to the Base Rental provided for in the Original Lease, Tenant shall also pay Base Rental for the fifth floor and the sixth floor as follows:

Assignment, Assumption And First Amendment To Office Lease Agreement	12/31/2012

Fifth Floor Base Rental

Lease Months	Annual Base Rental Rate Per RSF	Annual Base Rental [based on 24,907 RSF]	Monthly Installments	Additional Charge to Base Rental
Expansion Commencement Date to March 31, 2015*	$19.50	$485,686.50	$40,473.88	+ Electricity
April 1, 2015 to October 31, 2017	$20.70	$515,574.90	$42,964.58	+Electricity
November 1, 2017 to February 28, 2020	$21.90	$545,463.30	$45,455.28	+Electricity
March 1, 2020 to May 31, 2020	$0.00	$0.00	$0.00	+Electricity
June 1, 2020 to May 31, 2022	$23.10	$575,351.70	$47,945.98	+Electricity
June 1, 2022 to May 31, 2023	$24.30	$605,240.10	$50,436.68	+Electricity

Sixth Floor Base Rental

Lease Months	Annual Base Rental Rate Per RSF	Annual Base Rental [based on 24,907 RSF]	Monthly Installments	Additional Charge to Base Rental
Expansion Commencement Date to April 30, 2014*	$12.71	$316,567.97	$26,380.66	+ Electricity
May 1, 2014 to June 30, 2015	$21.00	$523,047.00	$43,587.25	+Electricity
July 1, 2015 to October 31, 2017	$22.20	$552,935.40	$46,077.95	+Electricity
November 1, 2017 to February 28, 2020	$23.40	$582,823.80	$48,568.65	+Electricity
March 1, 2020 to May 31, 2022	$24.60	$612,712.20	$51,059.35	+Electricity
June 1, 2022 to May 31, 2023	$25.80	$642,600.60	$53,550.05	+Electricity

Tenant agrees to pay to Landlord the additional Base Rental and electricity described above as otherwise provided in the Lease.

5. Tenant's Share of Basic Operating Costs. On the Expansion Commencement Date, Tenant's Share with respect to Building Operating Costs, shall be adjusted to be 28.7117%.

6. Expansion Commencement Date. The term “Expansion Commencement Date” when used in this Amendment shall mean the earlier to occur of (i) the date Substantial Completion of the Expansion Improvements occurs, or (ii) May 1, 2013 (the “Outside Date”); provided, however, if the construction contract with the Contractor selected to perform the construction of the Expansion Improvements in accordance with New Exhibit “D” attached hereto provides for a completion date that is later than Outside Date and/ or Tenant Delays occur, the Outside Date will be extended on a day-to-day basis based on the number of additional days the construction contract contemplates for completion and the number of days of Tenant Delays so long as the Expansion Completion Date is not extended beyond June 1, 2012 for any reason other than Landlord Delays (as defined in New Exhibit “D”).

Assignment, Assumption And First Amendment To Office Lease Agreement	12/31/2012

7. Condition of Premises and Tenant Improvements. Landlord and Tenant agree that Tenant will accept the Expansion Space on an "AS IS, WHERE IS" basis as of the Expansion Commencement Date, and Tenant, by its signature below, accepts the Expansion Space on such terms.

8. Cancellation of Termination Right. In consideration for Landlord’s agreement to enter into this Amendment, Tenant hereby agrees with Landlord (i) to cancel Tenant’s right to terminate the Lease pursuant to Exhibit "K" to the Lease, and (ii) the provisions of Exhibit “K” are of no further force or effect as of the date of this Amendment.

9. Tenant Improvements. Tenant Improvements for the Expansion Space and the Improvement Allowance are set forth on, and shall be governed by, New Exhibit "D" hereto.

10. Parking. In addition to the parking rights granted to Tenant in Exhibit "E" of the Lease, Tenant shall also have a non-exclusive right to 3.5 Parking Spaces for every 1,000 square feet of Rentable Area in the Expansion Space (the "Expansion Parking Spaces") for a total of 174 additional unreserved spaces. If and to the extent available at the time of conversion, Tenant shall have the right to convert up to 8 of the Expansion Parking Spaces into reserved parking spaces located in the Parking Garage and 9 of the Expansion Parking Spaces into Executive Reserved Spaces located in the underground parking areas beneath the Building. A monthly charge of $35.00 plus applicable taxes per Reserved Parking Space shall apply to each of the Reserved Parking Spaces in the Parking Garage (except that the first 12 months after the Expansion Commencement Date shall be free of such charge) and a monthly charge of $75.00 plus applicable taxes per Parking Space shall be assessed for each Executive Reserved Parking Spaces in the Underground Parking Area. If Tenant exercises its right to convert Expansion Parking Spaces into Reserved Parking Spaces, Tenant will be charged for the reserved Parking Spaces regardless of whether the spaces are utilized. There is no monthly charge for unreserved parking spaces. Except as especially set forth in this paragraph, the provisions of Exhibit "E" to the Lease shall be applicable to the Expansion Parking Spaces.

11. Right of First Refusal. Landlord has granted to Tenant a right of first refusal relating to the 7th floor of the Building on the terms set forth on New Exhibit “H” attached hereto.

12. Commissions. Landlord and Tenant acknowledge that Cassidy Turley Commercial Services, Inc. has acted on behalf of Landlord in connection with this Amendment and iOptimize Realty Inc. f/k/a Corporate Realty Consultants has acted on behalf of Tenant (collectively, "Brokers"). Landlord and Tenant agree that the Brokers are the only brokers involved in the procurement, negotiation or execution of this Lease, and that any commissions that may be payable by Landlord shall be paid pursuant to a separate commission agreement. LANDLORD AND TENANT HEREBY INDEMNIFY EACH OTHER FROM THE PAYMENT OF ANY COMMISSIONS OWED TO ANY OTHER BROKER WITH RESPECT TO THIS AMENDMENT RESULTING FROM THE ACTS OF SUCH INDEMNIFYING PARTY, BUT NOT OTHERWISE.

13. No Modification. Except as specifically amended by this Amendment, all other terms and conditions of the Lease shall remain unchanged and in full force and effect, and as said terms and conditions have been modified or amended hereby, same shall be binding upon the parties hereto and their respective successors and assigns. The Original Lease and this Amendment shall be construed as one instrument and any default under the Original Lease shall also be a default under this Amendment and any default under this Amendment shall also be a default under the Original Lease.

14. No Waiver. Landlord and Tenant expressly acknowledge and agree that nothing herein shall affect, abrogate or waive any rights or obligations of Landlord or Tenant under the Lease.

15. Governing Law. THE TERMS AND PROVISIONS HEREOF SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

Assignment, Assumption And First Amendment To Office Lease Agreement	12/31/2012

16. Headings. The section headings hereof are inserted for convenience of reference only and shall in no way alter, amend, define or be used in the construction or interpretation of the text of such section.

17. Construction. Whenever the context hereof so requires, reference to the singular shall include the plural and likewise, the plural shall include the singular; words denoting gender shall be construed to mean the masculine, feminine or neuter, as appropriate; and specific enumeration shall not exclude the general, but shall be construed as cumulative of the general recitation. In the event of any conflict between the terms of the Original Lease and this Amendment, this Amendment shall control.

18. Severability. If any clause or provision of this Amendment is or should ever be held to be illegal, invalid or unenforceable under any present or future law applicable to the terms hereof, then and in that event, it is the intention of the parties hereto that the remainder of this Amendment shall not be affected thereby, and that in lieu of each such clause or provision of this Amendment that is illegal, invalid or unenforceable, such clause or provision shall be judicially construed and interpreted to be as similar in substance and content to such illegal, invalid or unenforceable clause or provision, as the context thereof would reasonably suggest, so as to thereafter be legal, valid and enforceable.

19. Ratification. Tenant hereby confirms and ratifies that, as of the Effective Date of this Amendment, and the Original Lease, as modified by this Amendment, remains in full force in effect.

END OF TEXT; SIGNATURE PAGE FOLLOWS

Assignment, Assumption And First Amendment To Office Lease Agreement	12/31/2012

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first above written.

Landlord's Notice Address:

Franklin Street Properties

401 Edgewater Place

Suite 200

Wakefield, Massachusetts 01880-6210

Attn: Scott Carter, Esq.

and

Franklin Street Properties

401 Edgewater Place

Suite 200

Wakefield, Massachusetts 01880-6210

Attn: Asset Management

LANDLORD: FSP GALLERIA NORTH LIMITED PARTNERSHIP, a Texas Limited Partnership By: FSP Property Management LLC, its asset manager By: /s/ John F. Donahue Name: John F. Donahue Title: Vice President
Original Tenant’s Notice Address:: 1111 Marcus Ave. – Suite M04 Lake Success, NY 11042 Attn: General Counsel	ORIGINAL TENANT: DEALERTRACK, INC., a Delaware corporation By: /s/ Ana Herrera Name: Ana Herrera Title: Senior Vice President
New Tenant’s Notice Address:: 1111 Marcus Ave. – Suite M04 Lake Success, NY 11042 Attn: General Counsel	NEW TENANT: DEALERTRACK TECHNOLOGIES, INC., a Delaware corporation By: /s/ Ana Herrera Name: Ana Herrera Title: Senior Vice President

Assignment, Assumption And First Amendment To Office Lease Agreement	12/31/2012

EXHIBIT "B-1"

EXPANSION SPACE – FLOOR PLANS

INV-ELITE / STRAT
SFI
REC
BREAK
CLICK MOTIVE
INVENTORY
IDF
COPY
COFFEE
STOR
PH
RH
ECL WEB
SERVICE OPS

DD "3"

	OCCUPANCY
1	VP OFFICE
4	DIRECTOR OFFICES
13	SUPERVISOR CUBES
107	CUBES (6X8)
125	TOTAL

Z PROJECTS

DEALERTRACK "6TH Floor" DD Galleria North Tower I, Dallas, TX 12/11/12

NORTH

Assignment, Assumption And First Amendment To Office Lease Agreement	12/31/2012

NEW EXHIBIT "D"

TENANT IMPROVEMENTS AGREEMENT

[Expansion Space]

This Tenant Improvements Agreement (herein so called) describes and specifies the rights and obligations of Landlord and Tenant under the Amendment to which this New Exhibit "D" is attached, with respect to the design, construction and payment for the completion of the Tenant Improvements for Expansion Space. Performance of the "Work" (as defined below) shall commence promptly after Landlord receives the “Demo Bids” as indicated in New Exhibit D-1” attached hereto.

1. Definitions. Any capitalized terms not defined in this Tenant Improvements Agreement shall have the meaning set forth in the Amendment, or if not defined in the Amendment, then the meaning set forth in the Lease. Additionally, as used in this Tenant Improvements Agreement, the following terms (when delineated with initial capital letters) shall have the respective meaning indicated for each as follows:

"Architect” means a licensed architect selected and engaged by Tenant.

"Contractor" means the general contractor selected by mutual agreement of Landlord and Tenant to perform the Work, provided, however that Landlord and Tenant hereby approve the following to be the Contractor: Pacific Builders, Inc.; J.F. Jones, Inc. and Balfour Beatty Construction.

"Certificate of Occupancy" means a certificate of occupancy, governmental sign-off or other document, permit or approval (whether conditional, unconditional, temporary or permanent) which must be obtained by Landlord from the appropriate governmental authority as a condition to the lawful initial occupancy by Tenant of the Expansion Space that is the subject of the Work.

"Improvement Allowance" means (i) $22.69 per square foot of Rentable Area in the Fifth Floor Expansion Space, and (ii) $25.00 per square foot of Rentable Area in the Sixth Floor Expansion Space.

“Landlord Delay” means any delay in the performance of the Work by the date set forth in the Timeline, for reasons that are not attributable to (A) a Tenant Delay, (B) Force Majeure, (C) unavailability of materials that were timely ordered and paid for, or (D) delays attributable to the failure of governmental authorities to timely grant approvals, permits or carry out inspections necessary to start or perform the Landlord’s Work but only with respect to that part of Landlord’s Work that the government delay prohibits from starting and further only if such failure is not due to Landlord’s or Contractor’s delay, fault, act, or omission. A Contractor’s delay is a Landlord Delay.

"Plans and Specifications" means the detailed construction documents for the Tenant Improvements referred to in paragraph 5 below.

"Space Plan" means the space plan to be prepared by Tenant in accordance with paragraph 2 below and approved by Landlord and Tenant, and showing the general configuration of the Tenant Improvements for the Expansion Space.

"Substantial Completion" means either (a) the date a Certificate of Occupancy is obtained for the Expansion Space, or (b) if a Certificate of Occupancy is not required as a condition to Tenant’s lawful occupancy of the Expansion Space, the date that the Tenant Improvements are substantially completed (subject to punch list items and a mutually agreeable timetable for completing such punch list items), as confirmed in writing by Architect.

Assignment, Assumption And First Amendment To Office Lease Agreement	12/31/2012

"Tenant Delay" means any delay caused by Tenant, including, without limitation, with respect to the Work, Tenant's failure to timely meet or comply with any part of the Timeline that is the responsibility of Tenant. A Tenant Delay excuses Landlord's performance of any obligation related thereto for a period equal to (a) the duration of the act, occurrence or omission that constitutes the Tenant Delay, or (b) if longer, the reasonable period of delay actually caused by such Tenant Delay. For this purpose, “timely” means the allotted amount of time for performance set forth in the Timeline after taking into consideration any delay due to the preceding tasks or obligations of Landlord and other conditions precedent to Tenant’s Timeline responsibility not being completed on or before the date contemplated in the Timeline.

"Tenant Improvements" means the initial improvements to the Expansion Space that is more particularly described in the Plans and Specifications.

“Timeline” means the timeline for the Tenant Improvements attached hereto as New Exhibit “D-1”.

"Work" means all materials and labor to be added to the existing improvements in an Expansion Space, if any, in order to complete the installation of the Tenant Improvements within each Expansion Space in accordance with the Plans and Specifications for such Expansion Space, including, without limitation, all air balancing and other mechanical adjustments to Building equipment serving the applicable Expansion Space. Tenant acknowledges and agrees that only Building Standard materials may be utilized in the performance of the Work unless otherwise approved by Landlord in writing, such approval not to be unreasonably withheld or delayed.

2. Space Plan. Tenant will cause the Architect to develop and design a space plan for the Tenant Improvements and deliver such space plan to Tenant within the time period set forth in the Timeline. The space plan must (a) be compatible with the base building (both aesthetically and mechanically, as reasonably determined by Landlord); (b) be adequate, in Landlord’s reasonable discretion, for the preparation of Plans and Specifications for the Tenant Improvements; (c) show, in reasonable detail, the design and appearance of the finishing materials to be used in connection with installing the Tenant Improvements; (d) contain such other detail or description as Landlord may reasonably deem necessary to adequately outline the scope of the Tenant Improvements; (e) conform to all applicable governing codes and ordinances; and (f) contain all information necessary for construction cost estimating. All space plan drawings must be not less than 1/8” scale. Without limiting those general requirements, the space plan must expressly specify and include (without limitation) all of the following: (1) wall types and heights and insulation, if needed; (2) door types and hardware groups; (3) door frame types; (4) ceiling heights; (5) ceiling materials; (6) floor covering materials and locations; (7) all wall finishes; (8) any appliances, special systems or equipment to be furnished as a part of the construction; (9) any mechanical requirements beyond that provided in the base building; (10) any fire protection requirements beyond that provided in the base building; (11) any plumbing requirements; (12) all power and data locations; (13) any power required other than building standard power distribution; (14) any power requirements for modular furniture; (15) any emergency power requirement; (16) any lighting requirements beyond that provided in the base building; (17) millwork elevations and details; (18) specific floor material selections and designations; (19) specific wall material selections and designations; and (20) work necessary to comply with all applicable Disability Laws. The Space Plan must also include enlarged sketch layouts for any non-standard rooms, including reflected ceiling plans, and must state the approximate usable and rentable square footage of the Premises. The costs of the Space Plan shall be reimbursable from the Improvement Allowance. Tenant and Landlord shall cooperate in good faith to resolve any aspects of the Space Plan that are not satisfactory to Landlord.

Assignment, Assumption And First Amendment To Office Lease Agreement	12/31/2012

3. Plans and Specifications. After Landlord receives and approves the Space Plan as provided above, Tenant will cause Architect to prepare the Plans and Specifications for the Tenant Improvements and deliver a full set of the Plans and Specifications within the time period set forth in the Timeline. Landlord will approve or disapprove (specifically describing any reasons for disapproval) the Plans and Specifications in writing on or before the date set forth in the Timeline. If Landlord disapproves the Plans and Specifications, the Plans and Specifications will be revised. Tenant will resubmit such revised Plans and Specifications for approval (or disapproval) by Landlord on or before the date set forth in the Timeline on the same basis as set forth above. After Landlord’s approval, Landlord will submit the Plans and Specifications for permits and construction bids in accordance with the Timeline. No deviation from the Building Standard will be permitted in the Space Plan or the Plans and Specifications. Landlord will not approve any deviations which Landlord reasonably believes (a) do not conform to applicable codes, ordinances, Disability Laws and other Laws or are disapproved by any governmental agency, (b) require services beyond the level normally provided to other tenants in the Building, or (c) are of a nature or quality that are inconsistent with Landlord's overall plan or objectives for the Building.

4. Tenant Improvements. . Landlord shall solicit bids for the Tenant Improvements from no less than three (3) but not more than five (5) general contractors as mutually approved by Tenant and Landlord (which may include some or all of the general contractors listed in the definition of "Contractor" above). All subcontracted work (except for fire alarm, Building automation system(s) connections, Building roof work and work associated with existing warranties) will be competitively bid by a minimum of three (3) qualified subcontractors in each trade of work. Tenant and Landlord will mutually agree on the selection of the Contractor to be the general contractor for the Tenant Improvements. Upon selection of the Contractor, Landlord will enter into a construction contract with the Contractor to perform the Work and making advances to Contractor from the Improvement Allowance. The Tenant Improvements, pursuant to a construction contract that will provide for Substantial Completion to occur within the time period provided for in the Timeline and deliver possession of the Expansion Space to Tenant. Tenant will be responsible for all direct and indirect costs of the design and construction of the Tenant Improvements. Such costs may include, without limitation, all costs of preparing the Space Plan, construction document preparation, design, Plans and Specifications, general conditions, labor, materials, and other construction costs, the fees (on an hourly basis) of Contractor’s project manager and site superintendent for the Tenant Improvements, and all costs incurred in connection with obtaining permits for the Tenant Improvements. If the contracts for the construction of the Tenant Improvements will exceed the Improvement Allowance, Tenant shall pay such excess in full. For all purposes of ownership, including risk of loss thereto, the Tenant Improvements will immediately upon installation be and remain a part of the Building and the property of Landlord. Work shall be deemed to completed upon Substantial Completion. Tenant hereby elects in writing to have Landlord's Construction Manager, Hines Interests, manage the construction of the Tenant Improvements for this phase and agrees that such Construction Manager shall receive a fee for such services in an amount equal to three percent (3%) of the hard costs of construction.

5. Funding of the Improvement Allowance. Landlord will cause the Tenant Improvements to be substantially completed by Contractor in accordance with the Plans and Specifications and will pay the costs thereof up to the amount of the Improvement Allowance. In no event will Landlord have any obligation to pay for any costs of the Tenant Improvements in excess of the Improvement Allowance or to perform any work in the Premises that is not expressly contemplated by this Lease. Tenant shall be solely responsible for any and all costs of constructing the Tenant Improvements in excess of the Improvement Allowance. If, upon final completion of the Tenant Improvements, the actual costs of constructing the Tenant Improvements are less than the Improvement Allowance, the remaining balance of the Improvement Allowance, not to exceed an amount equal to Base Rental for the first three months of the Lease Term, may be applied to the payment of Base Rental or allocated by Tenant to improvements on any of its other leased space in the Building. Landlord shall not be required to make any advance of the Improvement Allowance after December 31, 2013.

6. Changes to Plans and Specifications. Tenant will promptly notify Landlord if Tenant desires to make any changes to the Tenant Improvements after Tenant has approved the Plans and Specifications. If Landlord approves the revisions, Tenant may carry out the changes contemplated therein. If Landlord reasonably estimates that the change order will cause the cost of the Tenant Improvements to exceed the Improvement Allowance (or if the cost of the Tenant Improvements already exceeds the Improvement Allowance), Landlord may require Tenant to deposit such estimated additional cost with Landlord before the change order work is performed.

Assignment, Assumption And First Amendment To Office Lease Agreement	12/31/2012

7. Landlord’s Approval Rights. Landlord may withhold its approval of any Space Plan, Plans and Specifications, change orders, or other work requested by Tenant which Landlord reasonably determines may require work which: (a) exceeds or adversely affects the structural integrity of the Building; (b) adversely affects, or exceeds Tenant’s pro rata capacity of, any part of the heating, ventilating, air conditioning, plumbing, mechanical, electrical, communication or other systems of the Building; (c) will increase the cost of operation or maintenance of any of the systems of the Property; (d) does not conform to applicable building codes or is not approved by any governmental authority with jurisdiction over the Premises; (e) is not a building standard item or an item of equal or higher quality; or (f) may detrimentally affect the uniform appearance of the Property.

8. Tenant’s Representative. Tenant designates Raymond Boone [raymond.boone@dealertrack.com] as the representative of Tenant having authority to approve the Plans and Specifications, request or approve any change order, give and receive all notices, consents, approvals and directions regarding the Tenant Improvements, and to otherwise act for and bind Tenant in all matters relating to the Tenant Improvements. Tenant will have the right to change the Tenant Representative by giving notice of such successor Tenant Representative to Landlord at any time.

9. Tenant Finish Work. Tenant may elect to have Landlord's electrical contractor who is performing the electrical work as part of the Work install computer network (Ethernet or similar) and telephone wiring at the time this electrical contractor is also running electrical power to outlets and workstations. If the costs of constructing the Tenant Improvements are less than the Improvement Allowance, the cost for such work shall be paid from the Improvement Allowance. If there are not sufficient funds in the Improvement Allowance after the payment of all such costs, Tenant shall be responsible for paying the difference. All finish work and decoration and other work desired by Tenant and not included within the Tenant Improvements as set forth in the approved Plans and Specifications (including specifically, without limitation, the design and installation of all computer systems, telephone systems, telecommunications systems, removable fixtures, furnishings, and equipment) will be designed, furnished and installed by Tenant and may be chargeable against the Improvement Allowance. Tenant will perform all such work in the same manner and following the same procedures as are provided in this Lease for Alterations. Landlord is under no obligation to inspect, or supervise any such work, and Landlord shall have no liability or responsibility whatsoever therefor.

10. Liens and Claims.

(a) Tenant will keep the Property and the Complex free from any mechanics', materialmen's, designers' or other liens arising out of any work performed, materials furnished or obligations incurred by or for Tenant or any person or entity claiming by, through or under Tenant. Tenant will upon request record and post notices of non-responsibility or such similar protective notices as Landlord may reasonably request. If any such liens are filed against Tenant or the Property or Tenant’s leasehold estate as a result of the failure to pay any amount that is Tenant’s responsibility and Tenant, within 45 days after such filing, does not release the same of record or provide Landlord with a bond or other surety satisfactory to Landlord protecting Landlord and the Property and the Complex against such liens, Landlord may, without waiving its rights and remedies based upon such breach by Tenant and without releasing Tenant from any obligation under the Lease, cause such liens to be released by any means Landlord deems proper, including, but not limited to, paying the claim giving rise to the lien or posting security to cause the discharge of the lien. In such event, Tenant will reimburse Landlord, as Rent, for all amounts Landlord pays (including, without limitation, reasonable attorneys' fees and costs). To the fullest extent allowable under the Laws, Tenant releases and will indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Related Parties and the Property and the Complex from and against any Claims in any manner relating to or arising out of the Tenant Improvements, any of the Work or any other work performed, materials furnished or obligations incurred by or for Tenant or any person or entity claiming by, through or under Tenant, but not for any Claims arising from the Work or materials furnished and obligations incurred in connection with any the Work to the extent such Claims are the result of Landlord’s failure to timely pay the Improvement Allowance in accordance with the terms of this New Exhibit “D”.

Assignment, Assumption And First Amendment To Office Lease Agreement	12/31/2012

(b) Landlord shall not permit any such liens to be placed upon Tenant or the Premises or Tenant’s leasehold estate as a result of Landlord’s failure to timely pay the Improvement Allowance in accordance with the terms of this New Exhibit “D”. If any such liens are filed against Tenant or the Premises or Tenant’s leasehold estate as a result of the failure to pay any amount that is Landlord’s responsibility and Landlord, within 45 days after such filing, does not release the same of record or provide Tenant with a bond or other surety satisfactory to Tenant protecting Tenant and Tenant’s leasehold estate against such liens, Tenant may, without waiving its rights and remedies based upon such breach by Landlord and without releasing Landlord from any obligation under the Lease, cause such liens to be released by any means Tenant deems proper, including, but not limited to, paying the claim giving rise to the lien or posting security to cause the discharge of the lien. All reasonable sums paid and costs incurred by Tenant to do so will be credited against Rent that first become due following such events or, at Tenant’s option, Landlord will promptly reimburse Tenant for all sums paid and costs incurred. To the fullest extent allowable under the Laws, Landlord releases and will indemnify, protect, defend (with counsel reasonably acceptable to Tenant) and hold harmless Tenant, the Premises and Tenant’s leasehold estate in the Premises from and against any Claims in any manner relating to or arising out of Landlord’s failure to timely pay the Improvement Allowance in accordance with the terms of this New Exhibit “D”.

Assignment, Assumption And First Amendment To Office Lease Agreement	12/31/2012

New Exhibit D-1

DT Project - Floors 5&6 Timeline 11/15/12

11/21/12	DealerTrack delivers Space Plans for 5 & 6 to Landlord for Approval
11/27/12	LL delivers Space Plan comments back to DealerTrack
11/30/12	DealerTrack reviews comments & provides Architect with directive, if applicable
12/5/12	DealerTrack's Architect completes Space Plans per LL and DealerTrack comments, if applicable
12/6/12	DealerTrack delivers revised Space Plans to LL, if applicable
12/7/12	DealerTrack's Architect starts CD's & begins coordination with MEP Engineers
11/22/12-11/25/12	Non-Productive days due to Thanksgiving Holiday
12/24/12-1/1/13	Non-Productive days due to Christmas & New Year's Holidays
1/7/13	DealerTrack delivers Demo Plans to LL for review
1/8/13	LL delivers Demo Plans comments back to DealerTrack
1/10/13	DealerTrack reviews comments & provides Architect with directive, if applicable
1/11/13	DealerTrack's Architect completes Demo Plans per LL and DealerTrack comments, if applicable
1/14/13	DealerTrack delivers final Demo Plans to LL, if applicable
1/15/13	LL sends Demo Plans out to bid
1/21/13	Demo Bids are back to LL
1/24/13	Demo begins
2/11/13	Demo complete
1/23/13	DealerTrack delivers CD's to LL for review
1/25/13	LL delivers CD's comments back to DealerTrack
1/29/13	DealerTrack reviews comments & provides Architect with directive, if applicable
2/1/13	DealerTrack's Architect completes CD's per LL and DealerTrack comments, if applicable
2/4/13	DealerTrack delivers revised CD's to LL, if applicable
2/5/13	LL sends CD's out to bid for New Construction
2/14/13	New Construction Bids are back to LL
2/15/13	LL Analyzes Bids
2/19/13	DealerTrack approves GC and Authorizes Construction to Begin
2/21/13	New Construction Begins
5/15/13	Substantial Construction Completion Achieved

Assignment, Assumption And First Amendment To Office Lease Agreement	12/31/2012

NEW EXHIBIT “H”

Right of First Refusal

Tenant shall have a right of first refusal to lease any vacant space on the seventh (7th) floor of the Building (the "ROFR Floor") that becomes available for lease after the Effective Date, subject to the following terms:

A. For the purposes of this Exhibit, the term “Qualifying Offer” shall mean a written bona fide offer from a third party that covers some or all of the ROFR Floor but not more than the ROFR Floor and the Rentable Area equivalent of one additional floor in the Building (i.e., the 7th floor containing 24,907 square feet). If Landlord receives a Qualifying Offer (the space on the 7th floor covered by such Qualifying Offer is herein referred to as the "ROFR Space") that Landlord desires to accept, Landlord shall notify Tenant in writing of such offer and the terms thereof (each an "Offer Notice"). Any offer to lease from a third party prospective tenant that covers at least 50,000 square feet of Rentable Area in the Building and includes all (but not less than all) of the Rentable Area on the 7th floor will not be considered a Qualifying Offer and is not subject to the right of first refusal contained in this Exhibit.

B. If Landlord gives Tenant an Offer Notice after the Effective Date, Tenant shall have the right to lease the amount of ROFR Space that is identified in the Offer Notice (the ROFR Space may be the full ROFR Floor or a portion of the ROFR Floor) upon the same terms and conditions set forth in the applicable Offer Notice.  Tenant shall notify Landlord in writing whether Tenant elects to lease the ROFR Space upon the same terms and conditions set forth in the applicable Offer Notice within seven (7) business days after Landlord delivers to Tenant the applicable Offer Notice. If the ROFR Space identified in the Offer Notice is less than all of the space on a ROFR Floor (i.e. less than 24,907 rentable square feet), Tenant may elect to lease only the ROFR Space identified in the Offer Notice.  If the total amount of space identified in the Offer Notice is less than 50,000 square feet of Rentable Area but includes more than the space on the ROFR Floor (i.e. more than the full 7th floor containing 24,907 rentable square feet), Tenant may elect to lease only the portion of space identified in the Offer Notice that is on the ROFR Floor.  If Tenant timely elects to lease the ROFR Space then Landlord and Tenant shall execute an amendment to this Lease, effective as of the date the ROFR Space is to be included in the Premises, on the same terms contained in the Offer Notice except that:

(a) the rentable area of the Premises shall be increased by the rentable area in the ROFR Space (and Tenant's Share shall be adjusted accordingly) on the lease commencement date in the Offer Notice;

(b) the Base Rental shall be increased by the amount specified for such space in the applicable Offer Notice commencing on the date payments of rental would commence in the Offer Notice (subject, however, to adjustment pursuant to subparagraph (e) below);

(c) Tenant shall only be entitled to allowances (e.g., free rent, moving allowance, construction allowance, and the like) or other tenant inducements to the extent set forth in the applicable Offer Notice (“Lease Inducement(s)”) (subject, however, to adjustment pursuant to subparagraph (e) below);

(d) the lease expiration date shall be co-terminus with the Original Lease;

(e) if the term of the proposed lease term contained in the Offer Notice is longer or shorter than the remaining term of the Original Lease then: (i) increases in Base Rental over the Tenant’s lease term (i.e., rent escalations) will be adjusted in the same method, amount and frequency as the base rental adjusts in the Offer Notice; and (ii) Lease Inducements shall be prorated over such shorter or longer term of the Offer Notice, as the case may be as follows:The total Lease Inducements in the Offer Notice shall be multiplied by a fraction, the denominator of which is the number of years for the proposed lease term in the Offer Notice and the numerator of which is Tenant’s remaining lease term. So, for example, if the proposed lease term in the Offer Notice is 120 months and the Tenant has 96 months remaining on its Lease term, then the fraction shall be 96/120 which equals .80, thus, the Tenant would get 80% of the Lease Inducement value in this example. As another example, if the Offer Notice proposed a 72 month lease term and the Tenant’s remaining lease term is 96 months, then the ratio would be 96/72 which equals 1.33%, thus, the Tenant would get 33% more of the Lease Inducement value in this example.

Assignment, Assumption And First Amendment To Office Lease Agreement	12/31/2012

An illustrative example of the above is contained in “Exhibit M – Proration Example”. If there is any ambiguity between the above paragraph and the examples in Exhibit M, then the principles as outlined in Exhibit M will prevail.

C. If Tenant timely elects to lease the ROFR Space pursuant to an Offer Notice, then Landlord and Tenant shall execute an amendment to this Lease, effective as of the date such ROFR Space is to be included in the Premises, on the terms provided herein. The parties will use commercially reasonable efforts to execute an amendment to this Lease within fifteen (15) Business Days after Landlord delivers to Tenant the first draft of the amendment; provided, however, Tenant may only withhold its agreement to such amendment if the terms of the amendment materially vary from the Offer Notice and Paragraph B. above or include additional terms that adversely effect the rights and benefits inuring to Tenant under the terms in the Offer Notice in any material way and are not otherwise consistent with the Paragraph B above. If Tenant is not willing to enter into the amendment for a reason set forth in the preceding sentence it shall give written notice to Landlord within fifteen (15) Business Days after Landlord delivers to Tenant the first draft of the amendment setting forth the basis for its unwillingness to enter into the amendment and notifying Landlord of its decision to withdraw its election to lease the ROFR Space. If Tenant fails to timely give such notice to Landlord, Tenant shall be deemed to have agreed to the terms of the amendment and shall promptly execute and deliver a counterpart of the amendment to Landlord. If Landlord fails to lease such ROFR Space to such third party on terms that are substantially identical to the terms contained in the Offer Notice within one hundred eighty (180) days after Tenant's receipt of the applicable Offer Notice, Landlord may not lease the such space to such third party or another third party without first complying with the requirements of this Exhibit; provided, however, if Landlord is still in negotiations with the third party upon the expiration of such 180-day period, such 180-day period shall be extended until the earlier of (i) Landlord either terminates such lease negotiations or executes a lease with such third party, or (ii) 30 days after the expiration of the initial 180-day period.

D. The Right of First Refusal in this Exhibit applies to each Qualifying Offer Landlord makes to or receives from a prospective new third party tenant (which may be an existing tenant in the Building) which Landlord desires to accept or to any proposal made by Landlord to a prospective new third party tenant which such tenant desires to accept; provided, however, such Right of First Refusal shall terminate and be of no further force or effect as to any ROFR Space that is the subject of an Offer Notice that Tenant declines or fails to timely lease in accordance with the requirements of this Exhibit except as set forth in Paragraph E. below.

E. If Tenant declines to lease ROFR Space following receipt of an Offer Notice and Landlord subsequently discounts the rent (including, but not limited to, by offering free rental periods or other quantifiable amenities) to the prospective new tenant whose offer was the subject of the Offer Notice (or another tenant) by more than 10% from the rent identified in the Offer Notice, then Landlord may not lease the ROFR Space to such new tenant without first complying with the requirements of this Exhibit.

Assignment, Assumption And First Amendment To Office Lease Agreement	12/31/2012

Exhibit M – Proration Examples

Example 1:
If Tenant has 8 years remaining on its Original Lease term (outside the free rent period) and Landlord provides Tenant a ROFR notice that contains a 10 year term (outside the free rent period), with a $30 TI allowance, 10 months of free rent, and a Base Rent that starts at $25.00 + Electric for the first year and then escalates at $0.50 per year for each of the 10 years of  term (outside the free rent period), in order to match Tenant’s 8 year term (outside the free rent period), Tenant may lease the ROFR space at the following terms:  8 year term; $24 TI Allowance; 8 months of free rent; Base Rent will start at $25.00 + Electric and escalate at $0.50 per year for each of the remaining 8 years of  term.

Example 2:
If Tenant has 8 years remaining on its Original Lease term (outside the free rent period) and Landlord provides Tenant a ROFR notice that contains a 6 year term (outside the free rent period), with a $20 TI allowance, 5 months of free rent within the term, and a Base Rent that starts at $25.00 + Electric for the first year and grows at $0.50 per year for each of the 5 years of term (outside the free rent period), in order to match Tenant’s 8 year term (outside the free rent period), Tenant may lease the ROFR space at the following terms:  8 year term; $26.67 in TI $ Allowance; 6.67 months in Free Rent; Base Rent will start at $25.00 + Electric and grow $0.50 per year for each of the remaining 8 years of  term.

The table below summarizes both examples:

Example 1	Offer Notice (Terms Offered to 3rd Party)	Tenant’s FROR Lease Terms	Comment
Term:	120 Months	96 Months	Difference is 20% of Offer Notice lease term
Rent:	$25.00 prsf	$25.00 prsf	Same
Rent Escalation / Year:	$0.50 prsf	$0.50 prsf	Same
Electric:	$3.25 prsf	$3.25 prsf	Same
Moving Allowance:	$50,000	$40,000	Moving allowance is reduced by 20% and applied as free rent.
TI Allowance:	$30.00 prsf	$24.00 prsf	TI $ reduced by 20%
Free Rent:	10.00 Months	8.00 Months	Free Rent reduced by 20%

Example 2	Offer Notice (Terms Offered to 3rd Party)	Tenant’s FROR Lease Terms	Comment
Term:	72 Months	96 Months	Difference is 133% of Offer Notice lease term
Rent:	$25.00 prsf	$25.00 prsf	Same
Rent Escalation / Year:	$0.50 prsf	$0.50 prsf	Same
Electric:	$3.25 prsf	$3.25 prsf	Same
Moving Allowance:	$50,000	$66,667	Moving allowance is increased by 33% and applied as free rent.
TI Allowance:	$20.00 prsf	$26.67 prsf	TI $ increased by 33%
Free Rent:	5.00 Months	6.67 Months	Free Rent increased by 33%

Note: If there is a Lease Inducement, such as Moving Allowance, which cannot be utilized by the Tenant, then such Lease Inducement shall be prorated and applied as free rent to the Tenant.

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